UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414
Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosures set forth in Item 5.02 describing Patrick Harkleroad’s employment agreement with Chanticleer Holdings, Inc. a Delaware corporation (“Chanticleer” or the “Company”) are incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2019, Eric Lederer, Chief Financial Officer, notified Chanticleer of his resignation effective on January 21, 2019. Mr. Lederer intends to continue as an employee of Chanticleer through February 1, 2019 to assist with the transition to the new Chief Financial Officer.

The Board of Directors of Chanticleer appointed Patrick Harkleroad, age 46, to serve as Chief Financial Officer, commencing January 21, 2019.

From March 2018 to the present, Mr. Harkleroad built and lead the financial consulting division of Sherpa, LLC, a recruiting and staffing company. Prior, from March 2017 to February 2018, Mr. Harkleroad was a financial consultant with the Business Enhancement Group of Carolina Financial Group (“CFG”), which provides financial and operational consulting to its portfolio and client companies. During his tenure at CFG, he served as the Chief Financial Officer for one of CFG’s portfolio companies, Trinity Frozen Foods, LLC (“Trinity”). At Trinity, Mr. Harkleroad oversaw all financial and accounting functions and was integral in bringing operational best practices to the company. Prior to his position at CFG, from January 2006 to January 2017, Mr. Harkleroad served as Chief Financial Officer of Retail Credit & Capital Corporation, Inc., dba Landmark Leisure Group in Charlotte, NC, a development company that created, owned, and operated original restaurant and pub concepts, including Blackfinn Ameripub, Vida Mexican Kitchen, and Strike City Lanes.

Mr. Harkleroad received his B.S. in Finance from the University of Virginia’s McIntire School of Commerce in 1995 and earned an MBA from Vanderbilt University’s Owen School of Management in 2000.

On January 7, 2019, Chanticleer entered into an at-will employment agreement with Mr. Harkleroad to serve as Chief Financial Officer of Chanticleer, commencing January 21, 2019, continuing until December 31, 2020 and renewing automatically for additional one year terms unless terminated by either Chanticleer or Mr. Harkleroad with or without notice, and with or without cause, pursuant to the terms of the agreement.

Pursuant to the agreement, Mr. Harkleroad will receive a base salary at the rate of $155,000. Mr. Harkleroad will receive equity awards pursuant to the Company’s equity incentive plan in effect consisting of (1) 5,000 5-year Incentive Stock Options with an exercise price of $3.50 and (2) 5,000 5-year Incentive Stock Options with an exercise price of $4.50. The equity awards vest in eight quarterly installments on the first day of each fiscal quarter during Executive’s continued employment with the Company commencing March 1, 2019 and are subject to the terms of the plan. The agreement contains confidentiality, invention assignment and non-solicitation covenants. Mr. Harkleroad will also be entitled to participate in customary benefits that the Company offers to its executive officers.

The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed as an exhibit to Chanticleer’s annual report for the period ending December 31, 2018.

The Board of Directors of Chanticleer appointed Troy M. Shadoin, age 37, to serve as Chief Accounting Officer, effective January 2, 2019. From September 2017 to December 2018, Mr. Shadoin was Corporate Controller for Air T, Inc. (Nasdaq: AIRT) where he was responsible for financial reporting and accounting for the consolidated group of companies. Prior to his role at Air T, Inc., from August 2007 to September 2017 he held positions of Senior Accountant, Audit Manager and Senior Manager at Cherry Bekaert LLP.

Mr. Shadoin received an undergraduate degree in Business Administration from the University of North Carolina at Chapel Hill in 2004 and a Masters of Accounting from North Carolina State University in 2005. He has been a member of North Carolina Association of Certified Public Accountants since 2006.

Mr. Shadoin is an at will employee, receiving a base salary of $145,000 per annum. He is entitled to participate in customary benefits that the Company offers to its executive officers.

A copy of the press release issued by Chanticleer announcing the new Chief Financial Officer and Chief Accounting Officer is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

99.1	Press Release dated January 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: January 8, 2019	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer